Exhibit 10


                  APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
         7400 Excelsior Boulevard, Minneapolis, MN 55426 (612) 930-9000


FOR IMMEDIATE RELEASE                              FOR MORE INFORMATION CONTACT:
                                                   KENT McCOY    (612) 930-9000

            ARCA ANNOUNCES DELISTING FROM THE NASDAQ SMALLCAP MARKET

SEPTEMBER 4, 1998--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (ARCA, Nasdaq SmallCap Market: ARCI) today announced that it has been notified by The Nasdaq Stock Market that it is not in compliance with Nasdaq's requirements for continued listing. The Company today notified Nasdaq of its decision not to attempt to meet these requirements. This decision will result in the delisting of the Company's common stock from trading on The Nasdaq SmallCap Market, effective at the start of trading on September 8, 1998.

Edward R. (Jack) Cameron, president and chief executive officer, commented, "While the Company is continuing to pursue additional lines of credit as previously announced, complying with Nasdaq's requirements for continued listing would have necessitated the issuance of additional shares of common stock at the current price that would have resulted in a significant amount of ownership dilution. We do not feel that such a substantial amount of ownership dilution is an acceptable tradeoff simply to remain listed on The Nasdaq SmallCap Market at this time."

Cameron said the Company is continuing to intensify its focus on appliance retailing following the late July signing of an exclusive contractual arrangement with Whirlpool Corporation. Under the expanded Whirlpool contract, the Company is acquiring Whirlpool's distressed appliances (including "scratch and dent" units with only cosmetic imperfections) from distribution centers serving the Midwest and much of the Western U.S., including the entire West Coast. This arrangement with Whirlpool is expected to provide ARCA's retail outlets with a substantial supply of high-quality appliances that tend to sell quickly at attractive prices.

ARCA, the nation's largest recycler of major household appliances, provides an integrated range of collection, reuse and environmentally sound recycling services.

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Statements about the impact of the new Whirlpool Corporation contract are forward-looking and involve risks and uncertainties. If the contract with Whirlpool Corporation does not meet expectations, the Company's revenue and profitability may be materially and adversely affected.
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